Filed by TXU Corp.
Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
Subject Company: TXU Corp.
Commission File No.: 1-12833
CJW Letter to Retirees
Dear [Salutation] [Last Name]:
We wanted to write to you regarding a new development at TXU. The company is being acquired by a group of investors led by two of the nation’s leading private equity firms — Kohlberg Kravis Roberts & Co. (KKR) and Texas Pacific Group (TPG). As a result of the transaction, we will transform the company to become more customer-centered, innovative and technology-driven to better meet the growing and diverse energy needs of Texas.
We believe this is very exciting news for TXU and, as a retiree, we wanted to keep you informed about what this means for the company and how it will benefit our customers and the State of Texas.
In summary, what this transaction means is that we will be able to:
•	provide meaningful price cuts and protection to customers;

•	expand our product and service offerings;

•	take a different, more responsive approach to meeting the state’s energy challenges, including suspending the permitting process for 8 of the proposed 11 new coal-fueled units and developing, testing and incorporating emerging new technology that will help us produce power cleaner and more efficiently to meet long-term energy needs;

•	focus more on energy efficiency and conservation programs and alternative energy sources to meet Texas’ near-term energy needs;

•	better organize our businesses to be more focused on each business’s customers; and

•	provide our customers with the reliability and service they have come to expect.
Our new partners have a history of working with management teams to build great companies. They will give us new financial and strategic resources to meet the energy needs of our customers now and in the future. The transformation will help us solve Texas’ power challenge and enable long-term investments in research and technology to provide clean, reliable and affordable power.
Under the new corporate banner of Luminant, we will separate into three distinct businesses to better meet the needs of our unique customers. TXU Electric Delivery’s name will be changed to Oncor. TXU Power, TXU Wholesale, TXU Development and TXU Construction will be called Luminant Energy and TXU Energy’s name will remain the same.
As a TXU retiree, we want you to have full information about this transaction so we urge you to visit a Web site that provides key information regarding the transaction at www.TransformingTXU.com. We want to assure you that your TXU retirement and other benefits are expected to be unaffected by the changes to our ownership.

TXU is a proud company that has served Texas for more than 100 years. You have played a critical role in achieving TXU’s current success and I hope you share in our excitement about the next promising phase for our Company.
Sincerely,
John Wilder
Additional Information and Where to Find It
In connection with the proposed merger of TXU Corp. with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership(the “Merger”), the Company will prepare a proxy statement to be filed with the Securities Exchange Commission (SEC). When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to TXU Corp., Energy Plaza, 1601 Bryan, Dallas, Texas 75201, telephone: (214) 812-4600, or from the Company’s website, http:www.txucorp.com.
Participants in the Solicitation
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 5, 2006. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.